Exhibit 99.1
Veoneer announces results of 2020 Annual General Meeting of Stockholders
Stockholm, Sweden, May 8, 2020: The automotive technology company Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), has held its Annual General Meeting of Stockholders (AGM).

At the AGM, sufficient votes were received to approve the following proposals:

•The re-election of Mary Louise Cummings, Kazuhiko Sakamoto and Wolfgang Ziebart to the Board of Directors for a term of three years.
•The non-binding, advisory resolution to approve the Company’s 2019 executive compensation for its named executive officers.
•The ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The proposals to amend Veoneer, Inc.’s Restated Certificate of Incorporation to eliminate the supermajority voting standard, and to eliminate the classified structure of the Board of Directors, did not receive the required vote of at least 80% of all common stock entitled to vote at the AGM and were thus not adopted.

For more information please contact:

Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27 Ray Pekar, VP Investor Relations, tel +1 (248) 794-4537

Veoneer, Inc. is a worldwide leader in automotive technology. Our purpose is to create trust in mobility. We design, manufacture and sell state-of-the-art software, hardware and systems for occupant protection, advanced driving assistance systems, and collaborative and automated driving to OEMs globally. Headquartered in Stockholm, Sweden, Veoneer has 7,600 employees in 13 countries. The Company is building on a heritage of close to 70 years of automotive safety development. In 2018, Veoneer became an independent, publicly traded company listed on the New York Stock Exchange (NYSE: VNE) and on the Nasdaq Stockholm (SSE: VNE SDB).